EXHIBIT 8.1



                                February 19, 1997



Saxon Asset Securities Company
4880 Cox Road
Glen Allen, Virginia  23060

                         Saxon Asset Securities Company
                            Asset Backed Certificates
                Registration Statement on Form S-3 No. 333-20025

Dear Sirs:

         We have acted as counsel to Saxon Asset Securities Company in connection with certain matters relating to the preparation and filing of Registration Statement No. 333-20025 on Form S-3 (the "Registration Statement") which has been filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of Asset Backed Certificates, issuable in series (the "Certificates"). Our advice formed the basis for the description of federal income tax consequences appearing under the heading "Certain Federal Income Tax Consequences" in the Prospectus contained in the Registration Statement. In our opinion, the discussion under "Certain Federal Income Tax Consequences" accurately summarizes in all material respects the federal income tax consequences of the purchase, ownership and disposition of the Certificates and, assuming issuance of Certificates of a series and their federal income tax characterization as REMIC Certificates or non-REMIC Certificates at that time, the discussion sets forth our opinion as to the material federal tax issues relating to an investment in the Certificates.

         We hereby consent to the filing of this letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm in the Registration Statement and related prospectus under the heading "Certain Federal Income Tax Consequences."

                                       Sincerely,


                                       /s/
                                       Arter & Hadden